Mirae Asset Global Investments (Hong Kong) Limited Voting & Engagement Policy 4 1. Introduction 1.1. Mirae Asset Global Investments (Hong Kong) Limited, its officers, directors and employees (collectively the “Company”, “us” and/or “our”) are committed to full compliance with all applicable laws and regulations with regards to stewardship activities, including proxy voting and corporate engagement. 1.2. The objective of this policy is to provide (i) legal and regulatory guidance on proxy voting, (ii) detailed procedures for our staff to handle and process proxy votes, and (iii) an overview of the Company’s approach to corporate engagement. 1.3. Voting rights are the fundamental rights of a shareholder and the Company recognizes that such rights are imperative to the improvement of an investee company’s corporate governance. The Company strives to maximise the long- term investment value for its clients whilst upholding its responsibility as active stewards. 2. Voting Guidelines 2.1. The Company will vote in favour of resolutions that are imperative for business continuity and shareholder interests, for example: a) adopting financial statements and director and auditor reports; b) declaring dividends; c) repurchasing shares; and d) appointing auditors and auditor fees. 2.2. The Company will follow the course of action as detailed in Section 5 of this document for resolutions that do not appear to benefit the interests of shareholders, for example: a) extending significant loans or investing in an associate company without adequate reasoning; b) pursuing unrelated/expensive acquisition; c) significantly changing executive compensation to either variable or fixed without adequate reasoning; d) divesting business or part of the business at a material discount to its fair value;

Mirae Asset Global Investments (Hong Kong) Limited Voting & Engagement Policy 5 e) pursuing a business expansion that is detrimental to the interests of the company or its minority shareholders; and f) reappointing or continuing key personnel whose actions haven’t been in the best interests of the company or its minority shareholders. 2.3. Where applicable, the Company consults recommendations from third-party proxy voting advisory firms. Proxy voting guidelines referenced are as follows: • ISS Sustainability Proxy Voting Guidelines: https://www.issgovernance.com/file/policy/active/specialty/Sustainability- International-Voting-Guidelines.pdf • SES Proxy Advisory Guidelines for FY 2022-23: https://www.sesgovernance.com/assets/pdfs/proxy- advisory/1660397483_PA-Guidelines_FY-2022-23_Website-version.pdf 2.4. As supporters of the Task Force for Climate-related Financial Disclosures (TCFD), we see climate change as a material risk that may affect the long-term growth of companies, but also as an opportunity. The Company would generally support resolutions that are in favour of a company’s efforts to transition to a low-carbon economy, especially those that enhance its resilience to climate change, such as through implementing carbon reduction programs, utilising green finance instruments etc. 2.5. We may hold directors accountable for material failure to adequately manage or mitigate environmental, social, and governance (ESG) risks, including climate-related issues for companies that are significant greenhouse gas (GHG) emitters. We may vote against or withhold from directors individually, on a committee, or potentially the entire board should such material ESG failures be flagged and based on our engagement records the company is deemed to have failed to make adequate improvements. 3. Voting Procedures 3.1. Since the Company may have ownership of the investee companies across multiple portfolios and products managed by different Portfolio Managers, the decision on proxy voting will be coordinated by the Investment Committee (comprising the Chief Investment Officer, Head of Research and Chief Risk Officer), supported by the ESG Specialist. 3.2. Under the normal process, the custodian would notify the Company’s operations team of the resolutions to be voted on. Subsequently, the operations team would ask the Investment Committee for a decision on proxy voting by a certain deadline, typically a week ahead of the Company AGM or board meeting. 3.3. The Investment Committee will advise its vote as stated by this Voting Policy. In case of any resolutions which are not in the best interests of minority

Mirae Asset Global Investments (Hong Kong) Limited Voting & Engagement Policy 6 shareholders, the Investment Committee will coordinate with relevant Portfolio Managers and Analysts to seek an adequate explanation or ensure remedial action from the investee company. 3.4. Furthermore, the Investment Committee would also consult recommendations from a proxy advisory firm (where applicable) and, if need be, join other minority shareholders as detailed in Section 5. 3.5. The Company reserves the right to depart from the voting rationales stated in Section 2 or recommendations from proxy advisory firms if the Investment Committee believes, after reviewing all relevant information, that it is not in the best interest of the Company's clients. The determination by the Investment Committee will be documented and maintained in the Company’s records. The voting outcome will be reflected across all accounts with ownership in that investee company. 3.6. The Company may also elect to abstain from voting if it deems such abstinence to be in the relevant client(s)’ best interests. The rationale for “abstain” votes will be documented and maintained in the Company’s records. 3.7. The Company is not required to vote every client proxy. At no time will the Company ignore a proxy vote, but there may be times when it feels it is not in the best interest of its clients to vote the proxy. For example, the Company may abstain from a vote when the cost of voting the proxy outweighs the potential benefits associated with the vote. The use of a third-party proxy adviser helps to greatly reduce these occurrences, by employing coverage on the vast majority of proxy meetings internationally but is not a guarantee they will not happen. In addition, there may be times when the Company decides to vote a proxy in two directions. For example, a client may require the Company to vote a certain way on an issue, while the Company deems it beneficial to vote in the opposite direction for other clients. In the event that the Company votes the same proxy in two directions, such votes will be documented and maintained in the Company’s records. 3.8. Proxies for shares held on a record date and subsequently sold may, but need not, be voted as if the shares were still held. Any short positions will be treated as not held. 3.9. Proxies will not be voted when the securities of the issuer seeking a vote are out on loan through a securities lending program. However, the Company will, subject to the below qualifications, make reasonable efforts to recall lent securities so that they may be voted according to the policies and procedures set forth herein. Notwithstanding the foregoing, a lent security need not be recalled if none of the matters submitted to shareholder vote is material or for other reasons, as determined in good faith by the Company and in accordance with the policies and procedures set forth herein. A matter is material if it is

Mirae Asset Global Investments (Hong Kong) Limited Voting & Engagement Policy 7 reasonably likely that the security’s market value will be materially affected in the near term as a result of the outcome of the matter and the Company’s client holdings of that security are significant to the outcome. In deciding whether to recall a lent security, the Company may also consider the benefit to the client derived from the securities lending income. 3.10. The Chief Compliance Officer or a designee will sample the votes to ensure that all voting follows the above-outlined procedures. Any discrepancies between the procedures and the actual vote will be recorded and kept by the Compliance Department. 4. Record Keeping and Reporting of Proxy Votes 4.1. The Operations team would communicate the proxy voting decision to the custodian with effect from December 1st 2020 and maintain a record of all proxy votes advised for a period of 5 years. 4.2. The Company strives to be transparent with investee companies on our voting decisions. Post the Annual General Meeting (AGM) or Extraordinary General Meeting (EGM), and should we have voted against a resolution, we will communicate to the company our voting decisions and rationale with the objective to encourage the company to improve corporate governance standards going forward. 4.3. The Company’s voting records shall be published on the corporate website at least on a bi-annual basis. 5. Corporate Engagement 5.1. As an active owner, our analysts and portfolio managers regularly interact with companies, through 1-on-1 or group meetings, email correspondence or site visits, to understand companies in their entirety. We believe that such meetings will provide an additional layer of understanding that we cannot achieve purely from accessing sell-side research alone. 5.2. ESG scorecards and MSCI ESG ratings provide an excellent backdrop on the strengths of the company and highlight critical issues. We particularly target engaging companies that we view as risky (based on our ESG assessment) with objectives to discuss ways to improve their ESG scores. 5.3. We endeavour to establish engagement priorities on an annual basis to focus our engagement efforts for actively managed funds of which MAGI HK is responsible for overall operations or under client mandate. Engagement priorities shall be published in the annual responsible investments report. 5.4. We actively partake in corporate engagement activities, including collaborative engagement initiatives such as the Climate Action 100+, to reduce reliance on fossil fuels and to encourage companies to lower their operational carbon

Mirae Asset Global Investments (Hong Kong) Limited Voting & Engagement Policy 8 footprints. We prioritise our climate engagement efforts for companies that are the top contributors to the Company’s financed emissions and those that are exposed to the highest physical and transition climate risks within the Company’s investments. We encourage the said target companies for engagement to: a) Identify material climate-related risks and opportunities and establish plans to address them; b) Enhance carbon reduction efforts and targets setting, in line with the Paris Agreement goals; and c) Publish quality and transparent climate disclosures, with reference to the TCFD. 5.5. General meetings with investee companies are conducted confidentially with the objective to enhance shareholder value. If the Company is dissatisfied with the investee company’s response then a 7-step process to escalate the matter will be initiated: d) Engaging with the investee company. Mirae Asset (HK) will attempt to coordinate one-on-one meetings with the management team to outline the existing issue. Should the parties not reach an agreement then the matter will be escalated to the next phase. e) Re-engagement with the investee company. Following the first engagement should a resolution not be reached, Mirae Asset (HK) will attempt to meet with the investee company again to address any outstanding unresolved issues. f) Should the investee company still fail to satisfy the Firm’s concerns then Mirae Asset (HK) may act in collaboration with other minority shareholders, regulators, or other entities it deems necessary for collective engagement, otherwise known as a joint representation against the investee company. g) Further escalation will proceed should the above three steps indicate no progress with the investee company. Mirae Asset (HK) may consider voting against the reappointment of directors or respective management committees at the company’s subsequent AGM. Formal written communication outlining the issue at hand will be addressed to the investee company. h) Mirae Asset (HK) may seek legal recourse should it deem this necessary instead of exiting the investment.

Mirae Asset Global Investments (Hong Kong) Limited Voting & Engagement Policy 9 i) Mirae Asset (HK) may consider enacting a blanket ban on the investee company if there is no engagement improvement or a resolution is not met. j) Mirae Asset (HK) may consider a complete exit of its investment with the investee company should the above steps not reach an appropriate resolution. 5.6. Company engagements conducted by the investment team are documented, particularly when ESG topics are discussed, on a bi-annual basis. 6. Policy Review and Updates The investment team shall revise and update this policy as applicable.